UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2026

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange
NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On March 4, 2026 (the “Effective Date”), Atlas Energy Solutions ProjectCo, LLC (“ProjectCo”), a Texas limited liability company and an indirect wholly owned subsidiary of Atlas Energy Solutions Inc. (the “Company”), a Delaware corporation, entered into the Global Framework Agreement (the “GFA”) with Caterpillar Inc. (“Caterpillar”) pursuant to which Caterpillar will reserve approximately 1.4 gigawatts (“Reserved Capacity”) of incremental power generation equipment (the “Equipment”) and ProjectCo will commit to purchase the Equipment from certain Caterpillar authorized dealers (“Participating Dealers”) based on ProjectCo’s monthly demand forecast beginning on the Effective Date and ending on December 31, 2030 (the “Term”) for an initial total aggregate purchase obligation of approximately $840 million. The initial purchase price for the Equipment is subject to adjustments including annual escalations capped at 8% per year, shipping and transportation and adjustments for tariffs effecting the cost of the Equipment. ProjectCo must pay an annual capacity deposit of $5 million (“Advanced Payment”) in June of each year, beginning in 2027, which will be credited towards the purchase price of Equipment. Payment for the Equipment is structured in customary installments.

The GFA may be extended by mutual agreement and each purchase of Equipment will be under equipment supply agreements between ProjectCo and a Participating Dealer on terms consistent with the GFA.

If ProjectCo’s forecasted demand increases, ProjectCo may request an increase in Reserved Capacity, which Caterpillar may grant in its sole discretion. If, in any year during the Term, ProjectCo does not order 100% of its purchase obligations by the designated order deadline, Caterpillar must use its best efforts to reallocate the Equipment to other customers or Caterpillar dealers and, if such reallocation efforts are successful, ProjectCo will be excused from its purchase obligation with respect to such reallocated Equipment. If Caterpillar is unable to reallocate any of the Equipment, ProjectCo must purchase such Equipment.

ProjectCo may terminate or be excused from its purchase obligation under certain circumstances, including but not limited to, if a change in law occurs after the Effective Date that prohibits or makes illegal ProjectCo’s performance under the agreement or use of the Equipment.

The foregoing description of the GFA does not purport to be complete and is qualified in its entirety by reference to the full text of the GFA, a copy of which will be filed as an exhibit to our next Quarterly Report on Form 10-Q.

Item 7.01 Regulation FD Disclosure.

On March 10, 2026, Atlas Energy Solutions Inc. (the “Company”) issued a press release announcing entry into the GFA. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Also on March 10, 2026, the Company posted an investor presentation on its website. The presentation, titled “Distributed Power Presentation,” may be found at http://ir.atlas.energy in the “Presentations” section under the “News & Events” tab on the Company’s Investor Relations webpage. A copy of the presentation is attached hereto as Exhibit 99.2.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under this Item 7.01 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Atlas Energy Solutions Inc., dated March 10, 2026.
99.2	Atlas Energy Solutions Inc. Presentation, dated March 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

Date:	March 10, 2026	By:	/s/ John Turner
Name: John Turner Title: President and Chief Executive Officer